UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

TENNANT COMPANY
(Exact name of the registrant as specified in its charter)

Minnesota              1-16191
(State or other jurisdiction      (Commission
of incorporation)      File Number)

10400 Clean Street, Eden Prairie, MN 55433
(Address of principal executive offices) (Zip Code)
Kristin A. Erickson
Senior Vice President, General Counsel & Corporate Secretary
763-540-1667
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _____________.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
See Conflict Minerals Report attached and filed as Exhibit 1.01 of this Form. This report is publicly available on the Company’s website at https://investors.tennantco.com/overview/default.aspx under SEC Filings.
Item 1.02 Exhibit
See Conflict Minerals Report attached and filed as Exhibit 1.01 of this Form.

Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.

Section 3 – Exhibits
Item 3.01 Exhibits
List below the following exhibit filed as part of this report.

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TENNANT COMPANY
(Registrant)

By:/s/ Kristin A. Erickson                              May 30, 2023
Kristin A. Erickson                                  (Date)
Senior Vice President, General Counsel & Corporate Secretary